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                                                                     EXHIBIT 2.3


                             SHARE REPURCHASE NOTE

$1,200,000.00                                                  FEBRUARY 17, 1998
                                                                ORLANDO, FLORIDA

     ELECTRONIC SIGN CORPORATION, a California corporation, d/b/a Ad Art ("Maker"), promises to pay to the order of DANIEL GREGORY O'LEARY, AS CO-TRUSTEE UNDER THE DANIEL AND BEVERLY O'LEARY REVOCABLE FAMILY TRUST DATED JANUARY 17, 1997 ("Payee"), on or before March 16, 1998 the principal sum of ONE MILLION TWO HUNDRED THOUSAND AND NO/100THS DOLLARS ($1,200,000.00), with interest thereon from February 27, 1998 at an annual rate of EIGHT PERCENT (8%). Payment shall be made in lawful money of the United States at 2314 Bonniebrook Drive, Stockton, California 95007, or at such other place as Payee shall have designated by written notice to Maker.

     Maker reserves the right to prepay the entire principal balance of the indebtedness evidenced by this Note plus interest accrued to the date of such prepayment, at any time hereafter without premium or penalty.

     The occurrence of any of the following shall constitute a default by Maker hereunder:

          (a) If Maker shall default in the payment of principal or interest on this Note, or any other notes or obligations of Maker to Payee, when and as the same become due and payable and such default is not remedied within five (5) days following the occurrence of such default; or

          (b) If Maker shall commit an act of bankruptcy within the meaning of the Federal Bankruptcy Act, or any bankruptcy, receivership, insolvency, reorganization, dissolution, liquidation or other similar proceedings shall be instituted by or against Maker or all or any part of Maker's property under the Federal Bankruptcy Act or other similar law of the United States or of any state or other competent jurisdiction.

     Except as otherwise specified herein, Maker hereby waives presentment, demand, dishonor, notice of dishonor, protest and notice of protest, and any and all other requirements necessary to hold Maker liable hereunder.

     Maker hereby further agrees to pay all costs of collection, including reasonable attorney's fees and all costs of levy or appellate proceedings or review, or both, upon the occurrence of any default hereunder or upon the failure of Maker to pay any principal or interest hereunder as and when the same becomes due and payable.
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     This Note is subject to the terms and provisions of a certain Agreement and
Plan of Merger and Reorganization dated as of February 17, 1998, among other parties, Maker and Payee and, therefore, is non-negotiable.

     IN WITNESS WHEREOF, Maker has caused this Promissory Note to be duly executed by its duly authorized President, on and as of the date above stated.

                                    ELECTRONIC SIGN CORPORATION,
                                    D/B/A AD ART



                                    By:  /s/ Terry J. Long
                                       ---------------------
                                         Terry J. Long, President